AMENDMENT No. 2 TO

INVESTMENT SUB-ADVISORY AGREEMENT

THIS AMENDMENT No. 2, dated as of this ___ day of ____________, 2020 (the “Amendment”), to the Investment Sub-Advisory Agreement, dated October 5, 2018, as amended on December 1, 2018 (together, the “Agreement”), between the Parties (as defined below), is entered into by and between J.P. Morgan Private Investments Inc. (the “Adviser”) and Russell Investments Implementation Services, LLC (the “Sub-Adviser” and, together with the Adviser, the “Parties”).

WHEREAS, pursuant to the Agreement, the Sub-Adviser has been retained to provided, when needed, certain interim investment sub-advisory services to the series of the Six Circles Trust (the “Trust”) set forth on Appendix A of the Agreement;

WHEREAS, the Parties desire to amend  Appendix A of the Agreement to add two new series of the Trust, the Bond Funds (as defined below), so that the Sub-Adviser may provide, when needed, certain interim investment sub-advisory services for the new series pursuant to the Agreement; and

WHEREAS, Section 15 of the Agreement provides that the Agreement may be amended by a written instrument signed by both Parties.

NOW, THEREFORE, in consideration of the premises and mutual promises hereinafter set forth, the Parties hereto agree as follows:

W I T N E S S E T H:

1.

The Parties hereby agree that Appendix A of the Agreement is hereby replaced in its entirety with Appendix A attached hereto, to become effective with respect to each of the Six Circles Global Bond Fund and the Six Circles Tax Aware Bond Fund (together, the “Bond Funds”) on the date that such Bond Fund commences operations pursuant to an effective amendment to the Trust’s registration statement (with respect to such Bond Fund, the “Effective Date”).

2.

With respect to each Bond Fund, the Agreement shall continue in effect for a period of two years from the Effective Date with respect to such Bond Fund, and thereafter, shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually by (i) the Board of Trustees of the Trust (the “Board”) or (ii) a vote of a “majority” (as defined in the Investment Company Act of 1940, as amended (the “1940 Act”)) of such Bond Fund’s outstanding voting securities, provided that in either event the continuance also is approved by a majority of the Board who are not “interested persons” (as defined in the 1940 Act) of any party to the Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.

3.	Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed by their duly authorized signatories effective as of the date and year first written above.

J.P. MORGAN PRIVATE INVESTMENTS INC.

By:     ___________________________

Name:     Mary Savino

Title:    Managing Director

RUSSELL INVESTMENTS IMPLEMENTATION SERVICES, LLC

By:    ___________________________

Name:    Travis Bagley

Title:     Director, Transition Management- Americas